Jersey Financial
Services Commission
Companies Registry

COMPANIES (JERSEY) LAW 1991, as amended

CERTIFICATE OF INCORPORATION OF A LIMITED COMPANY

Registered Number 117711

I HEREBY CERTIFY THAT

TIG MIDCO LIMITED

is this day incorporated as a private company under the Companies (Jersey) Law 1991

Dated this 04 February 2015

For and on behalf of the Registrar

REGISTRAR OF COMPANIES · JERSEY CHANNEL ISLANDS

Authentication ID
b4b25fae-d4b2-4cd5-b04f-44fcfeee2784